Exhibit 2.1

STOCK PURCHASE AGREEMENT

AGREEMENT made this 21st day of December, 2007, by and among DUTCHESS PRIVATE EQUITIES FUND, LTD., a Cayman Islands exempted company (hereinafter called "Buyer" or “Dutchess”) and US Energy Initiatives, Inc., a Georgia corporation (hereinafter called “Corporation” or “Seller”) and Advanced Aerosol Technologies, Inc., a Delaware corporation and wholly owned subsidiary of the Corporation  (the “AAT”).

WHEREAS, The Corporation owns an aggregate of 100 shares of Common Stock of AAT comprising all of the outstanding shares of capital stock of Corporation (hereinafter sometimes called the "Stock").

WHEREAS, AAT provides specialty aerosol technologies and bulk compounding for proprietary products and contract servicing ("AAT's Business").  Corporation owns all of the assets relating to or used in connection with AAT's Business.

WHEREAS, Buyer and Seller desire that Buyer acquire eighty (80) of the presently outstanding capital stock of Corporation on the terms and conditions hereinafter set forth.

WHEREAS, Corporation has entered into that certain Letter of Intent, dated December 14, 2007, providing for the terms and conditions of the purchase and sale of the Stock (collectively, the “LOI”).

WHEREAS, in consideration of the benefits that they will receive by virtue of the transaction contemplated by this Agreement, Seller is agreeing to make the representations, warranties and indemnifications in this Agreement;

WHEREAS, the Corporation has outstanding debt due to Dutchess, together with interest and penalties totaling approximately thirteen million one hundred and ninety thousand seven hundred ninety-eight dollars ($13,190,798) (“Current Debt”) which is secured by Dutchess with that certain amended security agreement entered into on September 27, 2007 between Dutchess and Corporation (“Security Agreement”).

WHEREAS, the Corporation is currently in default on the Current Debt and the Security Agreement, and Dutchess is hereby exercising its rights under the Current Debt and Security Agreement to take possession of the Collateral, as defined in the Security Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants hereinafter set forth herein, and certain other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.  Purchase of Stock.

At the Closing (as hereinafter defined), Seller shall sell, convey, transfer and assign, upon the terms and conditions hereinafter set forth, to Buyer, free and clear of all liens, pledges, claims and encumbrances of every kind, nature and description, and Buyer shall purchase and accept from Seller the Stock, which represents all of the issued and outstanding capital stock of AAT.

Section 2.  Purchase Price.

2.1  Amount of Purchase Price.  The purchase price for the Stock pursuant to Section 1 above shall be the aggregate amounts payable according to Sections 2.2 and 2.3 below.

2.2      Payment of Purchase Price.  The purchase price shall be credited by the Buyer at the Closing, as defined in Section 10, toward the Current Debt due from the Seller shall Two Million One Hundred Forty-Eight Thousand Dollars ($2,148,000).  Notwithstanding the aforementioned, the purchase shall include cash on hand and in AAT's bank accounts.
2.3      Review Period. During the ninety (90) days following the Closing, the Corporation shall maintain its current business and its directors shall use all commercially reasonable efforts, to not seek relief of the Corporation’s obligation in bankruptcy court under any jurisdiction.

2.4      Assumption of Debt.   The Buyer shall assume the debt of AAT, including that certain note with Marc Mathys dated August 24, 2007 in the amount of one million three hundred and thirty-three thousand dollars ($1,333,000).

2.5       Equity Line.  Corporation shall be entitled to receive up to one hundred thousand dollars ($100,000) within thirty (30) days of Closing from the current Equity Line of Credit.  Corporation shall issue a duly authorized Put Notice, as defined in the Investment Agreement between Corporation and Dutchess dated March 23, 2006.  Corporation shall immediately cause the transfer agent to issue all remaining shares available for issuance under the Equity Line to Dutchess via DWAC, not to exceed 4.99% of the total outstanding shares of the Corporation’s common stock.

Section 3.  Seller’s Representations and Warranties.

To induce Buyer to enter into this Agreement and for the benefit of Buyer, Seller jointly and severally represent and warrant and agree as follows:

3.1     Corporate Status and Authority.  AAT is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, has the requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its business as now being conducted and is duly qualified to do business in all jurisdictions in which the nature of its business requires such qualification.  AAT is not in default under or in violation of its Certificate of Formation and By-Laws.
3.2  Capitalization.  AAT was incorporated under the laws of the State of Delaware on and has an authorized capital consisting of one thousand shares (1,000) shares of Common Stock, of which one hundred (100) shares of Common Stock are validly issued and outstanding, fully paid and non-assessable and free of preemptive rights or encumbrances.  No other AAT securities are issued and outstanding.  There are not outstanding any options, warrants, or other rights to purchase or subscribe for, or contracts or commitments to issue, or any interests, instruments, evidences of indebtedness or other securities convertible in any manner into, shares of AAT's capital stock and their is no liability for dividends accrued but unpaid.

3.3      Directors, Officers and Bank Accounts.  Schedule 3.5 is a correct and complete list of all directors and officers of AAT, all bank accounts and safe deposit boxes of AAT and of all persons authorized to sign checks drawn on such accounts and to have access to such safe deposit boxes.  (the schedules and exhibits referred to herein are attached hereto and hereby made a part hereof).

3.4      Real Estate.  AAT has no interest as owner, lessor, lessee, or otherwise in any real estate except as set forth in Schedule "3.6".

3.5     Subsidiaries and Joint Ventures.  Except as set forth in Schedule "3.7", AAT has no subsidiaries and does not own any capital stock, securities, partnership interests or other interests of any kind of any corporation, partnership, joint venture, association or other entity.

3.6     Ownership of Assets and Properties.  AAT has good and marketable title to all of their real and personal assets and properties, tangible and intangible, All of such assets and properties are owned free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances and claims of every kind and character, except as disclosed in Schedule "3.8" or as disposed of by AAT in the ordinary course of its business since the date of the Base Balance Sheet, which disposition has been disclosed to the extent required by this Agreement. All properties and assets material to the present operations of AAT are owned or leased by Corporation in the manner and to the extent required by applicable law.

3. 7     Ownership of Rights.

(a) AAT and the Seller has taken all reasonable security measures to protect the secrecy, confidentiality, and value of its Trade Secrets, ("Trade Secrets" is defined to include all AAT files, records, contracts and agreements, documents, customer information, client lists, financial information, sales and marketing plans and forecasts, business relationships, business strategies, technical know how, processes, techniques, procedures, unique expertise, licenses, processes, algorithms, formulae, designs, methods, trade secrets, inventions, proprietary or technical information, Design Documentation and data covering or embodied in any software or other assets owned by AAT or used in the conduct of its business) and any other persons who have knowledge of or access to information relating to the Trade Secrets have been put on notice and, if appropriate, have entered into agreements that the Trade Secrets are proprietary to AAT and are not to be divulged or misused. All of the Trade Secrets are presently valid and protectable, are not part of the public domain, and have not been used, divulged, or appropriated for the benefit of any persons other than AAT or to the detriment of AAT. AAT and the Seller have no knowledge that any person is infringing on any Trade Secret of the AAT.

3.9      Accounts Receivable.  Each of the accounts receivable of AAT have been acquired in the ordinary course of business, is valid and enforceable and is fully collectible and constitutes a valid claim in the full amount thereof against the debtor charged therewith on the books of AAT subject to no defenses, deductions, set-offs or counterclaims. Except as stated in Schedule "3.11", each such account receivable is fully collectible to the extent of the face value thereof plus accrued interest and fees (less the amount of the reserve for doubtful accounts, if any, reflected on the books of AAT with respect to such account).

3.10    Taxes.  Except as set forth in Schedule "3.12", AAT have filed all tax returns and reports required to be filed with all appropriate federal, state, foreign and local taxing authorities and has paid in full all taxes and assessments (including, but not limited to, income withholding, excise, unemployment, Social Security, occupation, transfer, franchise, property, sales and use taxes, import duties or charges and all penalties and interest in respect thereof) required to have been paid to date.  Such tax returns and reports are correct in all material respects. AAT has no material tax liabilities, other than those provided for in the Financial Statements. Buyer shall not be liable for any taxes of the Seller for any amount up to and including the Closing Date.

3.11    Compliance with Law and Other Regulations.  Except as set forth in Schedule "3.14", AAT is in compliance with all requirements (including those relating to environmental matters) of federal, state and local law, and all requirements of all governmental bodies and agencies having jurisdiction over it, the conduct of its business, the use of its assets and properties and all premises occupied by it. Without limiting the foregoing, AAT has properly filed all reports, paid all monies and obtained all licenses, permits, certificates and authorizations needed or required for the conduct of its business and the use of its assets and properties and the premises occupied by it in connection therewith and is in compliance in all respects with all conditions, restrictions and provisions of all of the foregoing. AAT has not received any notice, from any federal, state or local authority or any insurance or inspection body that any of its assets, properties, facilities, equipment or business procedures or practices fails to comply with any applicable law, ordinance, regulation, building or zoning law, or requirement of any public authority or body.

3.12    Liabilities.  AAT has no obligations or liabilities whether  related to tax or non-tax matters, known or unknown, matured or unmatured, liquidated or unliquidated, fixed or contingent, or otherwise, except and to the extent reflected or reserved against on the Base Balance Sheet or in this Agreement or any schedule or exhibit hereto other than obligations or liabilities incurred in the ordinary course of its business and disclosed to the extent required by this Agreement.  Without limiting the foregoing, AAT has no obligation or liability, contingent or otherwise, with respect to warranties relating to products sold or services rendered by it not adequately covered by insurance.  AAT has not provided any services on a contingent or similar basis or granted any delivery credits except as set forth in Schedule "3.16".

3. 13   Litigation.  Except as set forth in Schedule "3.17", there are no suits,  actions, claims, arbitrations, administrative or other proceedings or governmental investigations pending or threatened against or affecting AAT, its business or the assets and properties being transferred hereunder in any court or before or by any federal, state, local or other governmental department or agency, and neither AAT nor its business or the assets and properties are subject to or directly affected by any order, judgment, award, decree or ruling of any court or governmental agency. In addition to the foregoing, AAT is not contemplating the institution of any suit, action, claim, arbitration, administrative or other proceeding or has any knowledge of any basis for any such proceeding against it.

3.14     Conflicting Interest.  Except as set forth in Schedule "3.19", no  director, officer or shareholder of AAT (i) has any pecuniary interest in any supplier or customer of AAT or in any other business with which AAT conducts business or with which AAT is in competition or (ii) is indebted to AAT for borrowed money.

3.15    Agreement Not in Breach of Other Instruments Affecting  Corporation.  Except as set forth in Schedule "3.20", the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of the terms hereof, will not violate any provision of, or result in the breach of any term or provision of, or result in the termination or modification of, or constitute a default under, or conflict with, or cause the acceleration of any obligation under, or permit any party to modify or terminate the articles of incorporation or by-laws of Corporation and AAT, any loan agreement, note, debenture, indenture, mortgage, deed of trust, lease, contract, agreement or other obligation of any description to which Corporation and AAT is a party or by which Corporation and AAT is bound, or any judgment, decree, order, or award of any court, governmental body, or arbitrator or any applicable law, rule or regulation.

3.16    No Material Adverse Change.  Except as set forth in Schedule "3.22", since the LOI, there has not been and there is not threatened (a) any material adverse change in the financial condition, results of operations or business of Corporation, (b) any material physical loss or damage to any of assets or properties or to the premises occupied by AAT (whether or not such damage or loss is covered by insurance), or (c) any other event or condition of any character which has materially and adversely affected, or may be reasonably expected to materially and adversely affect, the assets, properties, business prospects or affairs of AAT including without limitation the loss or threatened loss of any of its 10 largest customers in terms of revenues.

3. 17    No Payments to Directors, Officers, Seller or Others.  Since the LOI, there has not been any purchase or redemption of any shares of capital stock of AAT or any transfer, distribution or payment by Corporation, directly or indirectly, of any money or other assets or properties to any director, officer, shareholder or other person other than the payment of compensation for services actually rendered at rates not in excess of the rates prevailing on the Base Balance Sheet or payments in the ordinary course of business or for goods or services in other than arm's length transactions except as shown in Schedule "3.23".

3. 18   Statements and Other Documents Not Misleading.  Neither this Agreement, including all schedules and exhibits hereto, nor any other financial statement, document or other instrument furnished or delivered by Seller or AAT to Buyer or Subsidiary in connection with the transactions contemplated hereby, contains any untrue statement of material fact or omits to state a material fact required to be stated in order to make such statement, document or other instrument not misleading. In addition to the foregoing, Seller has not failed to inform Buyer as to any material fact relating to the business, assets, properties, prospects or affairs of AAT.

3. 19   Seller’s Consultation with Counsel. Seller has had the opportunity to consult with legal counsel, this Agreement is satisfactory to the Seller, and the Seller understands the terms of the Agreement and intends to fully perform and be bound by this Agreement.

Section 4.  Further Representations and Warranties of Seller.

To induce Buyer to enter into this Agreement and for the benefit of Buyer and Subsidiary, Seller further represent and warrant as follows:

4.1  Ownership of Capital Stock of Corporation.  Seller owns an aggregate of one hundred (100) shares of Common Stock of Corporation, constituting all of the issued and outstanding capital stock of Corporation.  Seller has good, marketable and unencumbered title to such stock, and there are no restrictions on their right to transfer such stock to Buyer or Subsidiary pursuant to this Agreement.  No transfer of record ownership of, or beneficial interest in, any of such stock will be made between the date hereof and the Closing.
4.2  Rights To Acquire Shares.  Seller does not have any outstanding options, warrants or other rights to purchase or subscribe to, or contracts or commitments to sell, or any interests, instruments, evidences of indebtedness or other securities convertible in any manner into, shares of AAT's capital stock.  In the event, any party steps forth claiming the right to acquire capital stock of AAT, that right shall be honored by Seller with shares of the Corporation’s stock and not the capital stock of AAT.

4.3      Power of Seller to Execute Agreement.  Seller has full power and authority to execute, deliver and perform this Agreement, and this Agreement is the legal and binding obligation of Seller and is enforceable against them in accordance with its terms.

4.4  Agreement Not in Breach of Other Instruments Affecting Seller.  The execution and delivery of this Agreement, the consummation of the transactions hereby contemplated, and the fulfillment of the terms hereof, will not result in the breach of any term or provision of, or constitute a default under, or conflict with, or cause the acceleration of any obligation under, any agreement or other instrument of any description to which any Seller is a party or by which any Seller is bound, or any judgment, decree, order, or award of any court, governmental body, or arbitrator, or any applicable law, rule or regulation.

4.5     Dilutive Effect.  The Seller understands and acknowledges that the number of shares of capital stock of AAT may increase in certain circumstances including, but not necessarily limited to, the circumstance wherein the directors deem it necessary to complete employee compensation plans, additional investments by investors, current or future, upon the company become publicly traded, and if that trading price of the Common Stock declines following the effective date of the registration statement covering the Common Stock underlying the financings completed as deemed necessary by the Board of Directors of AAT.  The Seller has studied and fully understand the nature of the transactions contemplated by this Agreement and recognize that they have a potential dilutive effect.  The Seller has concluded, in its good faith business judgment that such Agreement is in the best interests of the Seller.  The Company specifically acknowledges that, subject to such limitations as are expressly set forth in the by ATT and it’s directors in their sole capacity, and the decision to issue shares of AAT capital stock is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other shareholders of the AAT or the Seller specifically.  The Seller hereby agrees that in any such case of an issuance of AAT capital stock, they will indemnify and hold harmless AAT, it’s directors, officers, employees and shareholders as outlined in Section 11 herein.
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Section 5.  Buyer's Representations and Warranties.

To induce Seller to enter into this Agreement, Buyer represents and warrants as follows:

5.1  Corporate Status and Authority.  Buyer is, a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been validly authorized by all appropriate corporate action.
5.2  Agreement Not in Breach of Other Instruments.  The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of the terms hereof, will not violate any provision of the articles of incorporation or by-laws of Buyer nor will they result in the breach of any term or provision of, or constitute a default under, or conflict with, or cause the acceleration of any obligation under, any loan agreement, note, debenture, indenture, mortgage, deed of trust, lease, contract, agreement or other obligation of any description to which Buyer is a party or by which either of them is bound, or any judgment, decree, order, or award of any court, governmental body or arbitrator, or any applicable law, rule or regulation.

Section 6.  Continuation and Survival of Representations and Warranties.

Each of the representations and warranties contained in this Agreement shall be true and correct on and as of the Closing Date and at all times between the execution of the LOI and the Closing Date with the same force and effect as if made at each of such times, except to the extent, if any, that such representations and warranties shall be affected by transactions contemplated by this Agreement.  All such representations and warranties shall survive the consummation of the transactions contemplated by this Agreement irrespective of any investigations or inquiries made by any party or any knowledge which any party may now possess or which may hereafter come to any party's attention, and each party shall be entitled to rely upon such representations and warranties irrespective of any investigations, inquiries or knowledge.

Section 7.  Seller’s Covenants.

Seller agrees that, since the LOI date to the Closing Date, inclusive:

7.1  Untruth of Representations and Warranties. Seller caused AAT to refrain from taking or suffering or permitting any action which would render untrue any of the representations or warranties of Seller herein contained, nor shall Seller omit to cause AAT to take any action, the omission of which would render untrue any such representation or warranty.
7.2  Conduct of Business.  Seller caused AAT to conduct its business only in the regular, ordinary and usual course and manner.

7.3  Preservation of Organization.  Seller caused AAT to use its best efforts (a) to preserve intact the present business organizations of AAT, (b) to keep available the services of employees, independent contractors and agents of AAT, (c) to maintain the present goodwill and favorable relationships of AAT with suppliers, customers and all others having business dealings or relationships with AAT, and (d) to preserve and maintain in force all licenses, registrations, franchises, trademarks, copyrights, bonds and other similar rights of AAT.
7.4  Right of Inspection.  Seller caused AAT to make available to Buyer and their representatives for inspection at all reasonable times all of the assets, properties, facilities, records, agreements (including all documents of any description evidencing any right or obligation of Corporation) and the financial statements of AAT and allow Buyer and their representatives the right to make whatever copies of such materials they require, and Seller shall cause AAT to permit Buyer and their independent accountants to audit or make such audit tests respecting the accounts of Corporation as Buyer or those accountants consider appropriate.

7.5  Entry Into Obligations.  Unless otherwise agreed in writing by Buyer or as otherwise provided herein, Seller caused AAT, other than within the normal course of its business, to refrain from (a) entering into any lease, contract, agreement or other obligation with any party, other than contracts for the sale of merchandise or services and contracts for the purchase of supplies in the ordinary and usual course of business or, (b) amending, modifying or terminating any presently existing lease, contract, agreement or other obligation, (c) selling, encumbering or mortgaging any assets or properties, (d) incurring any obligation (contingent or otherwise) or purchasing or acquiring or transferring or conveying any material assets or properties or entering into any transaction or making or entering into any contract or commitment except in the ordinary course of business, or (e) or acquiring or disposing of any stock or other equity interest in any corporation, trust or other entity.

7.6  Confidentiality.  Seller caused AAT to refrain from revealing, orally or in writing, to any person, other than Buyer and their representatives, any of the business procedures or practices followed by it in the conduct of its business or any other information of a confidential nature.

7.7  Maintenance of Insurance.  Seller caused AAT to maintain in force all of the insurance policies listed in Schedule "3.18" and refrain from making any change in any insurance coverage without the prior written consent of Buyer.

7.8  Maintenance of Assets and Properties.  Seller caused AAT to keep the premises occupied by it and all of its equipment and other tangible assets and personal property in good operating condition and to perform all necessary repairs and maintenance.

7.9  Maintenance of Books and Records.  Seller caused AAT to maintain or cause to be maintained all of its usual business books, accounts and records in the usual, regular and ordinary manner, and on a basis consistent with past practices and in accordance with generally accepted accounting practices.

7.10  Satisfaction of Obligations and Liabilities.  Seller caused AAT to (a) pay or cause to be paid all of the obligations and liabilities arising out of its business as they mature, except for those which are in good faith disputed with the written approval of Buyer, (b) maintain in all material respects and perform its obligations under all agreements and contracts to which it is bound in accordance with their terms and (c) comply in all material respects with all requirements of applicable federal, state and local laws, regulations and rules.

7.11  Consents and Approvals.  Seller caused AAT to use its best efforts to obtain all necessary consents and approvals of other persons and governmental authorities to the performance by it of the transactions contemplated by this Agreement.  Seller  caused AAT to make or cause to be made all filings, applications, statements and reports to all federal and state government agencies or entities which are required by or on behalf of AAT pursuant to any statute, rule or regulation in connection with the transactions contemplated by this Agreement.  Without limiting the foregoing, Seller caused AAT to take all action necessary to call and hold a special meeting of shareholders for the purpose of approving the transactions contemplated by this Agreement and any and all actions which may be necessary in order for AAT to comply fully with the terms and provisions hereof.

7.12  No Payments to Seller or Others.  Seller caused AAT to refrain from (a) declaring, making or paying any dividend or other distribution with respect to its capital stock, (b) purchasing, redeeming or otherwise acquiring any shares of its capital stock, (c) transferring, distributing or paying, directly or indirectly, any money or other assets or properties to Seller or to any other person except as otherwise permitted in this Agreement, (d) issuing any shares of capital stock (except upon the exercise of outstanding stock options) or (e) granting any option, warrant or other right to purchase or to convert any obligation into shares of its capital stock.

7.13  Organic Changes.  Seller caused to refrain from (a) amending its Articles of Incorporation or by-laws, (b) making any changes in its capital stock by reclassification, subdivision, reorganization or otherwise or (c) merging or consolidating with any corporation, trust or other entity or changing the character of its business.

7.14  Employees.  Seller caused AAT from increasing the compensation of or benefits for any employee, agent or independent contractor, hiring any employee or engaging any independent contractor or agent.

Section 8.  Buyer's or Subsidiary's Conditions Precedent to Closing.

The obligations of Buyer hereunder and its obligations to consummate the Closing herein provided for herein shall be subject to the following conditions precedent, any one or more of which may be waived by Buyer and Subsidiary:

8.1  Compliance With Agreements and Covenants.  Seller and AAT, respectively, shall have performed and complied with each of their agreements, covenants and obligations to be performed on or prior to the Closing Date except those calling for performance after the Closing Date.

8.2  Accuracy of Representations and Warranties.  The representations and warranties of Seller and AAT contained in this Agreement shall have been true and correct at all times between the date of the LOI and the Closing Date.

8.3  Payment of Indebtedness.  All indebtedness owing to Corporation by any AAT or any of AAT directors, officers, employees or shareholders or Corporation’s directors, officers, employees or shareholders, except as otherwise stated specifically in this Agreement, shall have been paid at or prior to the Closing.  AAT shall not be responsible for any payment of debt to any director, officer, employee or shareholder of Corporation after the Closing Date.

8.4  No Material Adverse Change.  There shall have been no material adverse change in the business, assets, properties or financial condition of AAT and its subsidiaries taken as a whole.

8.5  Absence of Litigation or Proceedings.  No litigation, governmental action or other proceedings shall have been threatened or commenced against AAT with respect to any matter or against any person with respect to the consummation of the transactions provided for herein.

8.6  Delivery of Documents.  All other documents required to be delivered by Corporation or Seller at or prior to the Closing shall have been delivered or shall be tendered at the Closing.

Section 9.  Seller’s Conditions Precedent to Closing.

The obligations of Seller hereunder and their obligations to consummate the Closing provided for herein shall be subject to the following conditions precedent, any one or more of which may be waived by Seller:

9.1  Compliance with Agreements and Covenants.  Buyer shall have performed and complied with each of their agreements, covenants and obligations to be performed hereunder on or prior to the Closing Date except those calling for performance after the Closing Date.

9.2  Truth and Correctness of Representations and Warranties.  The representations and warranties of Buyer contained in this Agreement shall have been true and correct at all times between the date of this Agreement and the Closing Date, with the same force and effect as if made on and as of that date.

9.3  Delivery of Documents.  All other documents required to be delivered by Buyer or Subsidiary at or prior to the Closing shall have been delivered or shall be tendered at the Closing.

Section 10.  Closing.

The Closing under this Agreement shall take place on the date hereof, or at such other date, time and place as may be agreed upon by Seller and Buyer, which date is sometimes herein called the "Closing Date".

10.1  Deliveries by Seller.  At the Closing, Seller shall deliver:
(a)  Certificates for              eighty (80) shares of Corporation's Common Stock, duly endorsed for transfer to Buyer.
(b)  The certificate of Seller that all representations and warranties of Seller contained in this Agreement have been true and correct at all times between the Term Sheet Date of this Agreement and the Closing Date.
(c)  The Corporation’s resolution of the board of directors authorizing this transaction as outline on Exhibit 3 herein.

(d)  The opinion required by Section 8.6 above.
(e)  All of the books, records, files and customer lists of Seller including matters but not limited to, records of purchases, records of sales and pertaining to employees, Corporation's corporate minute books, its stock books or records, and the corporate seal of Corporation.
(f)  All assignments, consents, certificates and other documents delivered by Seller shall be in form reasonably satisfactory to counsel for Buyer.
(h)           Certificate of Good Standing from the State of Delaware dated within a recent date of the Closing Date but in no event more than five (5) days prior to the Closing Date.

10.2  Deliveries by Buyer or Subsidiary.  At the Closing, Buyer or Subsidiary shall deliver:
(a)  The Purchase Price in such form stated herein, and shall be in the form of a letter to Corporation.

Section 11.  Non-competition.

Because of the importance of Seller to the development and operation of the business of AAT, as well as their knowledge of and reputation in AAT's industry, Buyer is unwilling to enter into and perform this Agreement unless Seller and the current directors of Seller (“Directors”)  enter into the non-competition agreement contained in this Section 11.

11.1    Duration and Extent of Restriction.  Seller or Directors shall not, for a period of six months from Closing, engage in a business the same as, similar to or in general competition with the business being conducted by AAT at or prior to the Closing Date (“Non Compete Agreement”), included as Exhibit 2 herein.  The term "engage in" shall include, but shall not be limited to, activities, whether direct or indirect, as proprietor, partner, stockholder, principal, agent, employee, consultant or lender; provided, however, that the ownership of not more than three percent in the aggregate by Seller of the stock of a publicly held corporation shall not be included in said term. At the Closing, as defined in Section 10, Dutchess shall forgive Ten Million Forty Thousand Seven Hundred Ninety-Eight Dollars ($10,042,798) the toward the Current Debt due from the Seller to Dutchess as consideration for the Non Compete Agreement.  The parties agree that this amount shall not be included in the Purchase Price of AAT, nor shall it be considered consideration for entering into this Agreement.

11.4   Remedies for Breach.  Seller acknowledge that the restrictions contained in this Section 11, in view of the nature of the business in which AAT is engaged, are reasonable and necessary to protect the legitimate interests of Buyer and that any violation of these restrictions would result in irreparable injury to Buyer. Seller agrees that, in the event of a violation of any of such restrictions, Buyer shall be entitled to preliminary and permanent injunctive relief as well as an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Buyer may be entitled. In the event of a violation, the period of non-competition referred to in Section 11.1 above shall be extended by a period of time equal to that period beginning when such violation commenced and ending when the activities constituting such violation shall have been finally terminated in good faith.  In the event that any covenant in this Section is held to be invalid, illegal or unenforceable by any court of competent jurisdiction or any other governmental entity or agency, it is agreed and understood that, to the extent possible, such covenant will not be voided but rather will be construed to impose limitations upon the Seller activities no greater than allowable under then applicable law.

Section 12.  Further Assurances.

Seller and Buyer or Subsidiary shall execute and deliver all such other instruments and take all such other action as any party may reasonably request from time to time, before or after the Closing, in order to effectuate the transactions provided for herein. The parties shall cooperate with each other and with their respective counsel and accountants in connection with any steps to be taken as a part of their respective obligations under this Agreement, including the preparation of financial statements.

Section 13.  Indemnification..

13.1  Indemnity Against Losses, Suits and Claims.  Without in any way limiting any of the rights of Buyer or Subsidiary, Seller jointly and severally, will indemnify and hold harmless Buyer and its employees, officers, directors, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons"), and will reimburse the Indemnified Persons, for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, but excluding consequential or punitive damages, whether or not involving a third-party claim (collectively, "Damages"),including but not limited to any loss, liability, claim, damage, expense or diminution in value arising from or in connection with: (a) any material misrepresentation, in accuracy or breach of any representation or warranty made by AAT or the Seller in or pursuant to this Agreement, the Schedules, the supplements to the Schedules, or any other certificate or document delivered by AAT or the Seller pursuant to this Agreement and the Ancillary Agreements; (b) any non-compliance with or breach by AAT or the Seller of any covenant or obligation of AAT or the Seller in this Agreement; (c) any liabilities or obligations of AAT other than those listed in the Base Balance Sheet; (d) any claim (whether based in tort or contract) by any person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such person with AAT or the Shareholder (or any person acting on its or his behalf) in connection with any of the transactions contemplated under this Agreement; or (e) Corporation’s and the Seller’s conduct of the Corporation’s business prior to the Closing Date.

13.2    Procedure for Indemnification-Third Party  Claims. (a) Promptly after receipt by an indemnified person under Section 13.1 of notice of a claim against it (a "Claim"), the indemnified person will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the Claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified person, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified person's failure to give such notice.

(b) If any Claim referred to in this Section (a) is made against an indemnified person and it gives notice to the indemnifying party of the Claim, the indemnifying party will, unless the Claim involves tax liabilities, be entitled to participate in the defense of the Claim and, to the extent that it wishes unless (i) the indemnifying party is also a party to the Claim and the indemnified person determines in good faith that joint representation would result in a conflict of interest, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend the Claim and provide indemnification with respect to the Claim), to assume the defense of the Claim with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified person of its election to assume the defense of the Claim, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified person under such Section for any fees of other counsel or any other expenses with respect to the defense of the Claim in each case subsequently incurred by the indemnified party in connection with the defense of the Claim, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Claim, (a) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (i) there is no finding or admission of any violation of Applicable Legal Requirements or any violation of the rights of any person and no effect on any other Claims that may be made against the indemnified party, and (ii) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (b) the indemnifying party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of a Claim and the indemnifying party does not, within ten days after the indemnified person's notice is given, give notice to the indemnified person of its election to assume the defense of the Claim, the indemnifying party will be bound by any determination with respect to the Claim or any compromise or settlement effected by the indemnified person.

(c) Notwithstanding the foregoing, if an indemnified person determines in good faith that there is a reasonable probability that a Claim may adversely affect it other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified person may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle the Claim, but the indemnifying party will not be bound by any determination of a Claim so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

(d) AAT, the Seller and Buyer hereby consent to the non-exclusive jurisdiction of any court in which a Claim is brought against any indemnified person for purposes of any claim that an indemnified person may have under this Agreement with respect to such Claim or the matters alleged therein, and agree that process may be served on AAT, the Seller and Buyer with respect to such a claim anywhere in the United States.

13.3  Procedure for Indemnification – Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

Section 14.  Brokers and Finders.

Seller represents and warrants to Buyer that it has not employed or retained any broker or finder in connection with the transactions contemplated by this Agreement nor has it had any dealings with any person which may entitle that person to a fee or commission from any other party hereto.

Section 15.  Designation of Transferee.

Buyer shall have the right to designate a wholly-owned subsidiary of Buyer to purchase the stock to be transferred by Seller hereunder.

Section 16.  General Provisions.

16.1    Notices.  All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

(a)  If to Buyer or Subsidiary:
Dutchess Private Equities Fund, Ltd
50 Commonwealth Avenue, Suite 2
Boston, MA 02116
Attention:  Douglas Leighton

(b)  If to Seller:

Mark Clancy
US Energy Initiatives, Inc.
12812 Dupont Circle
Tampa, Florida 33626
Telephone: 813-979-9222

Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

16.2  Binding Nature of Agreement; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns, except that no party may assign or transfer its or his rights or obligations under this Agreement without the prior written consent of the other parties hereto.

16.3  Entire Agreement.  This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes the Term Sheet and any amendments thereto and all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.  This Agreement may not be modified or amended other than by an agreement in writing.

16.4  Controlling Law.  This Agreement and all questions relating to its validity, interpretation, performance and enforcement, shall be governed by and construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts, notwithstanding any Commonwealth of Massachusetts or other conflict-of-law provisions to the contrary.

 16.5  Schedules and Exhibits.  All Schedules and Exhibits referred to herein or attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

16.6  Indulgences, Not Waivers.  Neither the failure nor any delay on the  part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

16.7  Costs and Expenses.  Each party hereto shall bear its or his own costs and expenses (including the fees and disbursements of counsel and accountants) incurred in connection with the negotiation and preparation of and the Closing under this Agreement, and all matters incident thereto.

16.8  Titles Not to Affect Interpretation.  The titles of Sections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

16.9  Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.  Any photographic or xerox copy of this Agreement, with all signatures reproduced on one or more sets of signature pages, shall be considered for all purposes as of it were an executed counterpart of this Agreement.

16.10  Provisions Separable.  The provisions of this Agreement are  independent and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

16.11  Gender.  Words used herein, regardless of the number and gender  specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

16.12  Number of Days.  In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or holiday.

16.13 Submission Of Claims To Arbitration.

(a) Any and all controversies or claims arising out of or relating to this Agreement, or the breach of this Agreement, shall be settled by binding arbitration held in Boston, Massachusetts (if such arbitration is initiated by Buyer and shall be conducted (except to the extent otherwise specifically provided for in this Agreement) under the commercial arbitration rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction of this Agreement; provided, however, that a controversy or claim otherwise subject to arbitration hereunder may initially be heard by any court of competent jurisdiction to the extent, and only to the extent, that initial submission of the matter to a court is necessary for a party to seek emergency injunctive relief, and provided, further, however, that the matter initially submitted to a court shall be remanded by the court to arbitration as soon as the matter as to which such emergency injunctive relief was sought has been heard by the court.   Nothing in this section shall limit the Buyer's right to obtain an injunction for a breach of this Agreement from a court of law.  Any injunction obtained shall remain in full force and effect until the arbitrator, as set forth herein, fully adjudicates the dispute.

(b) Fees and Costs. The prevailing party in any arbitration or litigation shall be entitled to recover, as an element of the costs of the arbitration or litigation and not as damages, its reasonable attorneys’ fees, experts’ fees and other costs and expenses incurred in such arbitration to be fixed by the arbitrator (including without limitation, costs, expenses and fees on any appeal and costs, expenses and fees in any initial proceedings before any court).

Section 17  Integration.  The execution and delivery of this Agreement shall not alter the prior written agreements between the Company and the Holder, excepted as state herein regarding the balance due on Current Debt.  The terms and conditions of the Current Debt shall be in full force in effect and the terms and conditions and the obligations of Seller under the Current Debt shall in no way be considered modified by the execution of this Agreement, except with respect to the total amounts due to Buyer from the Seller.  The Security Agreement and all the provisions and remedies stated therein, shall also remain in full force and effect. This Agreement is the final agreement between the Company and the Holder with respect to the terms and conditions set forth herein, and, the terms of this Agreement may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the Parties.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date first above written.

DUTCHESS PRIVATE EQUITIES FUND LTD

By
            Douglas Leighton, Director

SELLER

US Energy Initiatives, Inc.

By:
John Stanton, Chairman of the Board

Mark Clancy, Director

__________________________________________
Phillip Rappa, CEO

"EXHIBIT"

NON-COMPETITION AGREEMENT

In consideration of Ten Million Forty Thousand Seven Hundred Ninety-Eight Dollars ($10,042,798) currently due (“Default Amount”) to  Dutchess Private Equities Fund, LTD (“Dutchess”) on certain Notes between US Energy Initiatives, Inc. (the “Company”), the forgiveness from the Dutchess of the Default Amount and other good and valuable consideration, the Company agrees as follows:

I.           The Company will Not Compete with the Dutchess or it’s subsidiary Advanced Aerosol Technologies, Inc. (“AAT”) after the Closing of the Stock Purchase Agreement.

The Company acknowledges that the AAT operates a nation-wide business in a highly competitive industry and that the Company has been exposed to confidential and proprietary information through Company’s involvement with the AAT.  In addition, the Company acknowledges that they have been trained in the AAT’s business through their involvement with the AAT.  In recognition thereof, and for the other reasons set forth in this agreement, following the termination of the Non-Compete Period, for any reason whatsoever, for a period of six (6) months, throughout the United States, Company shall not, whether directly or indirectly, compete with the AAT by starting a competing business or by consulting or taking employment with a competitor of the AAT.

II.     Successors and Assigns.

This agreement is binding on the Company, his/her heirs, directors, executors, administrators and assigns and inures to the benefit of the AAT, its successors and assigns.

 III.           Governing Law.

This Agreement will be governed by the laws of the Commonwealth of Massachusetts, without regard to conflicts of law principles.

EXECUTED THIS 21st DAY OF DECEMBER, 2007.

COMPANY

_______________________________                     _______________________
Print Name: John Stanton                                              Mark Clancy
Title: Chairman of the Board                                         Director

_______________________________
Phillip Rappa, CEO

DUTCHESS PRIVATE EQUITIES FUND, LTD

________________________________
Douglas H. Leighton, Director

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